As filed with the Securities and Exchange Commission on April 10, 2006

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NMS COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	04-2814586
(State of incorporation)	(I.R.S. Employer Identification No.)

100 Crossing Boulevard

Framingham, Massachusetts 01702

(508) 271-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dianne L. Callan, Esq.

Vice President and General Counsel

NMS Communications Corporation

100 Crossing Boulevard

Framingham, Massachusetts 01702

(508) 271-1000

(Name, address, including zip code, and telephone number, including area code, and address of agent for service)

Copy to:

Robert V. Jahrling, III, Esq.

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

(617) 248-5000

As soon as practicable after this Registration Statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	3,702,306 shares	$3.72	$13,772,578.32	$1,473.67

(1) Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low sale prices of our common stock on April 6, 2006 on the Nasdaq Global Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 10, 2006

PRELIMINARY PROSPECTUS

3,702,306 Shares

Common Stock

This prospectus relates to resales of shares of common stock previously issued by NMS Communications Corporation to the former stockholders of Openera Technologies, Inc. in connection with our acquisition of that company.

We will not receive any proceeds from the sale of the shares.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the NASDAQ Global Market under the symbol “NMSS”. On April 6, 2006, the closing sale price of the common stock on NASDAQ Global Market was $3.80 per share. You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves risks. See “Risk Factors”

beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
THE COMPANY
PLAN OF DISTRIBUTION
SELLING STOCKHOLDERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE

NMS Communications Corporation’s executive offices are located at 100 Crossing Bouleveard, Framingham, Massachusetts 01702, our telephone number is (508) 271-1000 and our Internet address is www.nmscommunications.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to “NMS,” “we,” “us,” and “our” refer to NMS Communications Corporation and its subsidiaries.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

NMS Communications, AccessGate, Convergence Generation (CG), e256, Mercury, Natural Access, Mobile Place, MyCaller, Openera, Open Access, PacketMedia, Sonata and Video Access are trademarks of NMS Communications Corporation. Studio Sound and Alliance Generation (AG) are registered trademarks of NMS Communications Corporation. NMS is a trade name of NMS Communications Corporation. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

i

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under the heading “Risk Factors.”

NMS Communications Corporation

We are a leading provider of technologies and solutions that enable new mobile and IP (Internet Protocol) voice, data and video applications and improve the performance and quality of wireless networks. Our customers are network equipment manufacturers, system integrators and fixed-line and mobile telecommunications operators. Telecommunications operators use our products to improve customer acquisition and retention, diversify revenue streams and reduce operating costs and capital expenditures. Network equipment and application providers use our products to help deploy leading technology solutions for their telecom operator and enterprise customers in a timely and cost-effective manner. We sell our products worldwide through our direct sales force as well as through channel and system integrator partners.

The Offering

Common Stock Offered by Selling Security Holders:	3,702,306 shares.

Use of Proceeds:

We will not receive any proceeds from this offering. This prospectus relates to the resale of shares of common stock previously issued by NMS Communications Corporation to the former stockholders of Openera Technologies, Inc. in connection with our acquisition of that company.

NASDAQ Global Market Symbol:	NMSS

RISK FACTORS

If you purchase shares of our common stock, you will take on financial risk. The risks presented below may not be all of the risks that we may face. These are the factors that we believe could cause actual results to be different from expected and historical results. Other sections of this report include additional factors that could have an effect on our business and financial performance. The industry in which we compete is very competitive and changes rapidly. Sometimes new risks emerge, and management may not be able to predict all of them, or be able to predict how they may cause actual results to be different from those contained in any forward-looking statements. You should not rely upon forward-looking statements as a prediction of future results.

We have experienced modest profitability in 2005 and 2004 after experiencing operating losses in several prior years. We are not assured of continued profitability.

We have experienced modest profitability in 2005 and 2004. We experienced operating losses in three of the four preceding fiscal years. The past operating losses have adversely affected our working capital, total assets and stockholders’ equity. Our operating plan has established a cost structure that, based on expected revenue, will continue to contribute to our profitability. If revenues do not increase in accordance with our current expectations, or if expenses are greater than we anticipate, we may experience losses again. Losses could force us to curtail our operations.

Our operating results fluctuate and are difficult to predict, which could cause our stock price to decline.

Our revenues and net income, if any, in any particular period may be lower than revenues and net income, if any, in a preceding or comparable period. Factors contributing to fluctuations, some of which are beyond our control, include:

•      fluctuations in our customers’ businesses;

•      demand for our customers’ products that incorporate our products;

•                  timing and market acceptance of new products or enhancements introduced by us or our competitors;

•                  availability of components from our suppliers and the manufacturing capacity of our subcontractors;

•      timing and level of expenditures for sales, marketing and product development;

•      changes in the prices of our products or of our competitors’ products; and

•      general industry trends.

In addition, we have historically operated with no significant backlog and a customer order pattern that is skewed toward the later weeks of the quarter. Any significant deferral of orders for our products would cause a shortfall in revenues for the quarter. If our quarterly revenue or operating results fall below the expectations of investors or public market analysts, our common stock price may decline substantially.

Higher average selling prices and installation obligations for our products stemming from our offering of systems may result in sharper fluctuations in our financial results in any particular quarter as the delay of any given sale or installation will have a greater impact on our revenues from period to period. We may receive one or more large orders in one quarter from a customer and then receive no orders from that customer in the next quarter. As a result, our revenues may vary significantly from quarter to quarter.

The telecommunications industry is experiencing a modest turnaround from the slowdown of the preceding three years, but a reversal of this trend could impact our ability to achieve anticipated revenue levels.

In 2005, the telecommunications industry experienced a modest turnaround. In the several years prior to 2005, the telecommunications industry experienced a severe slowdown characterized by economic uncertainty and substantial curtailment of infrastructure development and related capital spending. These broad-based industry conditions contributed to our operating losses and reduced our ability to forecast future operating results. Despite the modest turnaround, there is continued uncertainty as to the future spending patterns of telecommunications operators and the other enterprises that are the end-users of our products. If the adverse economic conditions in our industry were to continue or worsen, we may experience additional adverse effects on our revenues, net income and cash flow.

The markets we target may not develop in the manner or at the growth rate that we anticipate, which could limit our future revenues.

We currently operate in three areas of the communications market: (1) mobile and IP-based enhanced services; (2) voice quality systems for the global wireless markets; and (3) wireless backhaul optimization. Although we expect growth in these areas, each of these market areas is characterized by emerging product categories and rapid technological change, and we may fail to generate demand for our products at the levels we anticipate, which could limit our future revenues and harm our business.

We have launched significant initiatives involving new markets, products and sales and marketing strategies. We may not be successful with these initiatives, which could result in reduced revenues and/or increased expenses.

Historically, our direct sales force has been focused on selling systems building blocks offered by our Platform Solutions business to network equipment and application providers. Over the past two years, we have evolved to selling more complex system-level products to telecommunications operators and large network equipment providers. At the same time, we have recruited additional channel partners to expand the reach and improve coverage for our systems building blocks products and to enhance geographic coverage for our mobile applications offerings and wireless backhaul optimization products. In addition to performing sales and some level of marketing support, these channel partners provide all or some of the following: pre- and post-sales support, systems integration, fulfillment and credit services. These system level product sales are more complex and have longer sales cycle. In order to succeed in this initiative, we must be successful in selling to our customers’ laboratories for evaluation and field trial, to their purchasing decision-makers, to their new services decision-makers, and to the appropriate network operations staff in order to achieve customer acceptance of our systems products. Repeated customer acceptance is required to achieve market acceptance of our systems offerings. There can be no assurance that we will be successful at implementing our initiatives, and if we fail, our revenues could be reduced and/or our expenses increased. Additionally, our channel partners may not perform as agreed or expected.

We are dependent on channel partners to sell a substantial portion of our revenues and on other third parties to perform other functions important to our business.

In concert with our greater emphasis on systems offerings, we shifted the primary sales method of our systems building blocks to indirect sales through channel partners and network equipment providers. These channel partners are companies in the business of reselling communications products like those we produce to application developers, systems integrators and others. In the past, we have sold the vast majority of these products directly with our own sales force. As a result, we are increasingly reliant on the effectiveness of channel partners’ and network equipment providers’ sales, marketing, and distribution capabilities to generate and fulfill demand for our products. In 2005, 61% of our revenues were attributable to channel partners.

We are also increasingly reliant on strategic alliances with hardware, software, technology, application, content and system integration partners to bring our offerings to market and to reach targeted customers.

Similarly, we have outsourced maintenance and technical support of our systems building blocks products to external suppliers. Therefore, we are increasingly reliant on these outsource partners to maintain the quality of our systems building blocks products and to provide timely and effective technical support to a segment of our customer base. Moreover, we do not control the amount of resources that these outsource partners commit to marketing our products or products incorporating our technologies or performing these other functions. If they do not commit sufficient resources to these activities, our revenues could suffer.

Our revenue growth depends significantly on the timely development and launch of new products and product enhancements, and we cannot be sure that our new products will gain wide market acceptance.

The communications industry is characterized by rapid technological change, which requires continual development and introduction of new products and product enhancements that respond to evolving market needs and industry standards on a timely and cost-effective basis. Successfully developing new products requires us to accurately anticipate technological evolution in the communications industry as well as the technical and design needs of our customers. In addition, new product development and launch require significant commitments of capital and personnel well in advance of when they can be expected to result in revenue. We are continuing to invest significant research and development resources into new product categories, including voice applications and IP infrastructure, and supporting technologies. The market acceptance and commercial viability of these new product categories have not been proven. Failure to successfully update and enhance current products and to develop and launch new products would harm our business.

We have experienced, and may in the future experience, delays in developing and releasing new products and product enhancements. These delays have led to, and may in the future lead to, delayed sales, increased expenses and lower quarterly revenues than anticipated. Our failure to timely introduce a new product or product enhancement could harm our reputation with our customers or reduce demand for that product.

The markets we serve are highly competitive, and we may be unable to compete effectively, which could adversely affect demand for our products.

There are numerous companies currently marketing products that compete directly with our products. Moreover, our competitors and customers may be able to develop products and services that are superior to our products and services that achieve greater customer acceptance or that have significantly improved functionality as compared to our existing and future products and services. Moreover, many of our competitors have significantly greater financial resources than we do and therefore are better able to invest in the research and development activities necessary to bring innovative new products to market. By focusing all of their efforts on a specific niche of the market, some of our competitors may succeed in introducing products that change the competitive dynamic in that market niche and adversely affect demand for our products. Certain of our competitors may be able to negotiate alliances with strategic partners on more favorable terms than we are able to negotiate. Many of our competitors have well-established relationships with our existing and prospective customers, including those on which we have focused significant sales and marketing efforts. These competitive factors could render one or more of our products obsolete, which would adversely affect our revenues.

Internal development efforts by our customers may adversely affect demand for our products.

Many of our customers, including the large network equipment and application providers on which we focus a significant portion of our sales and marketing efforts, have the technical and financial ability to design and produce components replicating or improving on the functionality of most of our products. These organizations often consider in-house development of technologies and products as an alternative to doing business with us. We cannot be certain that these customers will resolve these “make or buy” decisions in favor of working with us, rather than attempting to develop similar technology and products internally or obtaining them through acquisition. If our customers choose to produce internally rather than purchase from us, it will decrease the size of the market for our products.

Offering to sell system-level products that compete with the products manufactured by our customers could negatively affect our business.

We have broadened our product offerings from systems building blocks to subsystems and platforms, as well as full systems. These products could compete with products offered by some of our customers. These customers could decide to decrease purchases from us because of this competition. This could result in a material adverse effect on our results of operations.

Our products typically have long sales cycles, causing us to expend significant resources before achieving agreements, “design wins” or “successful trials” and ultimately recognizing revenue.

The length of our sales cycle typically ranges from six to 18 months and varies substantially from customer to customer. Prospective customers generally must commit significant resources to test and evaluate our products and integrate them into their operating environment or product offering. This evaluation period is often prolonged due to delays associated with approval processes that typically accompany the design and testing of new communications equipment by our customers. In addition, the rapidly emerging and evolving nature of the markets in which our customers and we compete may cause prospective customers to delay their purchase decisions as they evaluate new technologies and develop and implement new systems. During the period in which our customers are evaluating whether to place an order with us, we often incur substantial sales and marketing expenses, without any assurance of future orders or their timing. Even after we achieve an agreement, “design win” or “successful trial” and our product is expected to be utilized in a product or service offering being developed by our customer, the timing of the development, introduction and implementation of the product is controlled by, and can vary significantly with the needs of our customers and may exceed several months. This complicates our planning processes and reduces the predictability of our revenues. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, we may fail to achieve our revenue goals.

Our supply agreement with Lucent ended on March 31, 2006 and we may not be able to compensate for revenue from that source.

As part of our acquisition of Lucent’s voice quality business in December 2001, we entered into a three year supply agreement with Lucent in which Lucent agreed to purchase from us, on an exclusive basis for Lucent’s resale purposes, any of our products that Lucent requires which incorporate the acquired voice quality products. The agreement expired on, March 31, 2006. Lucent continues to incorporate our products into products it markets to others. We are engaged in discussions with Lucent regarding further extension of the supply agreement or a replacement agreement. We are relying on sales to Lucent to continue to generate a significant portion of our near-term revenue for such products and have incorporated this expectation in our operating plan. Revenues from Lucent for the year ended December 31, 2005 were approximately 22.6% of our total revenues, with revenues from one end customer of Lucent accounting for in excess of 10% of our 2005 revenue. We expect a significant decrease in business from Lucent and the end customer in 2006. Accordingly, any delays, reductions or other disruptions in Lucent’s purchasing volume, any significant disputes we might become involved in regarding our commercial relationship with Lucent or failure to extend the agreement or execute a replacement would have a significant and material adverse effect on our revenues.

We recently acquired a business and may acquire other businesses or technologies in the future; we may be unable to integrate our new business, or businesses we acquire in the future, with our business.

We recently acquired Openera Technologies, Inc. (“Openera”). The process of integrating Openera’s business into ours may absorb significant management attention, produce unforeseen operating difficulties and expenditures and may not produce the favorable business and market opportunities the acquisition was intended to provide. If we are presented with appropriate opportunities, we may acquire other businesses or technologies. We may not be able to identify, negotiate, or finance any future acquisition successfully. If we engage in an acquisition transaction, the process of integration may produce unforeseen operating difficulties and expenditures and may absorb significant attention of our management that would otherwise be available for the ongoing development of our business. If we make future acquisitions, we may issue shares of stock that dilute other stockholders, incur debt, assume contingent liabilities, or create additional expenses related to amortizing intangible assets, any of which might harm our financial results and cause our stock price to decline. Any financing that we might need for future acquisitions may only be available to us on terms that restrict our business or that impose on us costs that reduce our net income.

We rely on third parties to assemble, and in certain cases, to ship, distribute and install our products. Failures or delays by such parties in executing their responsibilities could subject us to product shortages or quality assurance problems, which, in turn, could lead to an increase in the cost of manufacturing or assembling our products.

We do not have in-house manufacturing capabilities and currently rely on third-party contract manufacturers to assemble our systems building blocks and systems. Our manufacturing requirements are primarily fulfilled by Plexus Corp. In addition, Plexus ships some of our products directly to our customers from its fabrication facility. Our supply agreement with Plexus expires in October 2006 but automatically extends for consecutive one-year periods unless either party gives notice 120 days prior to the expiration date of the then-current term. We also rely on other third parties to provide distribution and installation services. This reliance could subject us to product shortages or quality assurance problems, which, in turn, could lead to an increase in the cost of manufacturing or assembling our products. Any problems that occur and persist in connection with the manufacture, delivery, quality or cost of the assembly of our products could affect our ability to ship product and recognize revenue and harm our relationship with our customers.

We depend on sole source suppliers for certain components used in our products; any interruption in our supplies could affect our ability to deliver products to our customers and record associated revenue.

We rely on vendors to supply components for our products, and we rely on sole source suppliers for certain custom integrated circuits and other devices that are components of one or more of our products. In particular, Texas Instruments, Inc. (“Texas Instruments”) is our sole source for the DSPs used in many of our products and customarily requires order lead times of 12 to 14 weeks or more to ensure delivery in desired quantities. In addition, Agere Systems, Inc. (“Agere”) is our sole source supplier for integrated circuit components used in many of our products and customarily requires order lead times of 13 weeks or more. Neither Texas Instruments nor Agere is under a contractual obligation to supply us with our needs for these devices. An interruption in supply from or a termination of the relationship with either Texas Instruments or Agere would disrupt production, thereby adversely affecting our ability to deliver products to our customers and record associated revenues. Converting to an alternative source for key components could require a large investment in capital and manpower resources and might cause significant delays in introducing replacement products. Although we believe we could identify alternative sources for all of our components, that process could take several months, and any interruption in our supplies could affect our ability to deliver products to our customers and record associated revenue. Additionally, our agreement with Plexus specifies that if Plexus’ inventory related to manufacture of our products is not turned eight times per year, we are required to purchase enough inventory to bring Plexus up to eight turns. This is assessed on a quarterly basis.

We do not obtain binding purchase commitments from our customers and rely on projections prepared by our customers and channel partners in assessing future demand for our products.

Our volume purchase agreements, pursuant to which we sell products, do not require our customers or channel partners to purchase any minimum number of products. Therefore, there can be no assurance that these agreements will result in purchase orders for our products. After we begin receiving initial orders for a product from a customer, we rely heavily on the customer’s projections as to future needs for our product, without having any binding commitment from the customer as to future orders. Because our expenses are based on forecasting of future orders, a substantial reduction or delay in orders for our products from our customers could negatively impact our operating results.

We may be unable to attract and retain management or key personnel we need to succeed.

The loss of any of our senior management or key technical, sales or marketing personnel, particularly if lost to competitors, could harm our business. Our future success will depend in large part on our ability to attract, retain and motivate highly skilled employees.

We may not be able to adequately protect our intellectual property, which may facilitate the development of competing products by others.

We rely on a combination of trade secret and copyright laws, restrictions on disclosure, and patents to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, third parties may copy or otherwise obtain and use our products or technology. The laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. If we fail to adequately protect our intellectual property rights, it will be easier for our competitors to sell competing products.

Our products may infringe on the intellectual property rights of third parties, which may result in lawsuits and prohibit us from selling our products.

There is a risk that third parties have filed or will file applications for, or have received or will receive, patents or obtain additional intellectual property rights relating to materials or processes that we use or propose to use. As a result, from time to time, third parties may assert patent or other intellectual property rights to technologies that are used in our products or are otherwise important to us. In addition, third parties may assert claims or initiate litigation against us or our manufacturers, suppliers or customers with respect to existing or future products or other proprietary rights. We generally undertake to indemnify our customers against intellectual property infringement claims asserted against them with respect to the products we sell to them. Any claims against us or customers that we indemnify against intellectual property claims, with or without merit, may be time-consuming, result in costly litigation and diversion of technical and management personnel or require us to develop non-infringing technology. If a claim is successful, we may be required to obtain a license from the parties claiming the infringement. If we are unable to obtain a license, we may be unable to market our affected products. Limitations on our ability to market our products and delays and costs associated with monetary damages and redesigns in compliance with an adverse judgment or settlement could harm our business.

Defects in our products or problems arising from the use of our products together with other vendors’ products may result in lost revenues or customer relationships and could be detrimental to our reputation.

Products as complex as ours may contain known or undetected errors or performance problems. Defects are frequently found during the period immediately following introduction and initial implementation of new products or enhancements to existing products. Although we attempt to resolve errors before implementation, our products are not error-free. These errors or performance problems could result in lost revenues or customer relationships and could be detrimental to our business and reputation generally. Additionally, reduced market acceptance of our services due to errors or defects in our technology would harm our business by reducing our revenues and damaging our reputation. In some of our contracts, we have agreed to indemnify our customers against certain liabilities arising from defects in our products. In addition, our customers generally use our products together with their own products and products from other vendors. As a result, when a problem occurs in the network, it may be difficult to identify the source of the problem. These problems may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts, and cause significant customer relations problems. To date, defects in our products or those of other vendors’ products with which ours are used by our customers have not had a material negative effect on our business. However, we cannot be certain that a material negative effect will not occur in the future.

Because we derive a significant portion of our revenues from international sales, our business could be adversely affected by downturns in economic conditions in countries outside the United States and other risks associated with international operations.

Sales to customers outside North America accounted for approximately 65% of our revenues in 2005, and we believe a material portion of our domestic sales results in the use of our products outside North America. Because of our dependence upon international sales, we are subject to a number of risks, including volatility in currency exchange rates, political and economic instability in other countries, the imposition of trade and tariff regulations by foreign governments and the difficulties in managing operations across disparate geographic areas. These or other factors may limit our ability to sell our products in other countries, which could result in lost revenues and negatively impact our financial condition.

Future regulation or legislation could restrict our business or increase our costs.

We are unable to predict the impact, if any, that future legislation, legal decisions or regulations relating to our target markets may have on our business, financial condition and results of operations. Regulation may focus on, among other things, assessing access or settlement charges, or imposing tariffs or regulations based on the characteristics and quality of products and services, either of which could restrict our business or increase our cost of doing business.

Anti-takeover provisions in Delaware law and our corporate documents may affect the value of our common stock.

Provisions of Delaware law and our corporate documents may make it difficult and expensive for a third party to remove our board of directors or management or to acquire us. For example, our certificate of incorporation provides for the election of members to our board of directors for staggered three-year terms and we have adopted a shareholder rights plan. The existence of these anti-takeover provisions may substantially impede the ability of a third party to acquire control of us or accumulate large blocks of our common stock, which may adversely affect our stock price.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “future,” “plan,” “intend” and “expect” and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Actual results may differ materially due to a number of factors. Actual results may differ materially from the forward-looking statements contained in this prospectus or that may be set forth in other documents that we subsequently incorporate by reference into this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from this offering. This prospectus relates to resales of shares of common stock previously issued by NMS Communications Corporation to the former stockholders of Openera Technologies, Inc. in connection with our acquisition of that company.

THE COMPANY

We are a leading provider of technologies and solutions that enable new mobile and IP (Internet Protocol) voice, data and video applications and improve the performance and quality of wireless networks. Our customers are network equipment manufacturers, system integrators and fixed-line and mobile telecommunications operators. Telecommunications operators use our products to improve customer acquisition and retention, diversify revenue streams and reduce operating costs and capital expenditures. Network equipment and application providers use our products to help deploy leading technology solutions for their telecom operator and enterprise customers in a timely and cost-effective manner. We sell our products worldwide through our direct sales force as well as through channel and system integrator partners.

NMS Communications Corporation’s executive offices are located at 100 Crossing Bouleveard, Framingham, Massachusetts 01702. Our telephone number is (508) 271-1000 and our Internet address is www.nmscommunications.com.

PLAN OF DISTRIBUTION

Overview

On February 24, 2006, we acquired all of the outstanding capital stock of Openera Technologies, Inc.,  a provider of mobile application handset solutions for converged mobile networks. The acquisition was accomplished pursuant to an Agreement and Plan of Merger dated as of February 13, 2006 (the “Merger Agreement”) by and among NMS Communications Corporation, Orca Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of NMS Communications Corporation (“Sub”), Openera, certain stockholders of Openera, certain other individuals and Joel A. Hughes, as Stockholder Representative.  Pursuant to the Merger Agreement, Sub was merged with and into Openera with Openera continuing as the surviving corporation and a wholly-owned subsidiary of NMS Communications Corporation (the “Merger”). In the Merger, all of the outstanding shares of capital stock of Openera were exchanged for the right to receive an aggregate of 3,977,518 shares of our common stock.

This prospectus relates to the resale of the 3,702,306 shares of our common stock issued to the selling stockholders in connection with the Merger.

Distribution of the Shares

Neither we nor the selling stockholders has any agreements or understandings, directly or indirectly, with any person to distribute the shares being offered by the selling stockholders.

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•                  ordinary brokers’ transactions, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

•                  transactions involving cross or block trades or otherwise on The Nasdaq Global Market, any other exchange upon which our shares may be traded in the future, in the over-the-counter market or otherwise;

•                  purchases by brokers, dealers or underwriters as principal and resale by the purchasers for their own accounts pursuant to this prospectus;

•      “at the market” to or through market makers or into an existing market for the shares;

•                  in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•                  through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

•      any combination of the foregoing, or by any other legally available means.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock issued to the selling stockholders identified below. The following table sets forth:

•      the name of each selling stockholder;

•      the nature of any material relationship between any selling stockholder and NMS Communications Corporation or any of our affiliates; and

•      the number and percent of shares of our common stock beneficially owned by each selling stockholder prior to this offering.

Each of the selling stockholders is offering for sale with this prospectus all of the shares beneficially owned by such selling stockholder, subject to the limitations described in the section of this prospectus entitled “Plan of Distribution”. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. To our knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, each of the selling stockholders named in this table has sole voting power with respect to all shares of common stock listed as beneficially owned by such selling stockholder.

The applicable percentages of beneficial ownership are based on an aggregate of 52,213,459 shares of our common stock issued and outstanding on April 6, 2006.

	Shares Beneficially Owned Prior to Offering
Name	Number	Percent
Brahma Holdings, L.P.(1) 50 Palm Meadows Avenue 16, Airport Whitefield Road Bangalore, India 560066	608,088	1.2%

Salar L.P.(2) 84 3rd Main, Defence Colony, Indiranagar, Bangalore, India 560038	1,474,963	2.8%

Salar Holdings Trust(3) 84 3rd Main, Defence Colony, Indiranagar, Bangalore, India 560038	632,128	1.2%

Wasi Ayaz(4) 84 3rd Main, Defence Colony, Indiranagar, Bangalore, India 560038	301,673	*

Joel Hughes(5) 38 Bartlett Hill Road Concord, MA 01742	464,896	*

Martha Groves(6) 144 East Street Lexington, MA 02420	58,993	*

Edwina Nowicki(7) 10 Museum Way #1821 Cambridge, MA 02141	25,809	*

Robert McCarthy(8) 20 O’Malley Road Marlborough, MA 01752	22,122	*

William Yapp(9) 21 Kettell Plain Road Stow, MA 01775	73,741	*

Sand Hill Finance LLC 3000 Sand Hill Road Menlo Park, CA 94025	11,061	*

Stacy Spencer 3 Nelson Court Mendon, MA 01756	11,061	*

Pradeep Venkatasetty 5228 Tennington Park Dallas, TX 75287	16,665	*

John Gates c/o Elevate Communications 312 Stuart Street, 4th Floor Boston, MA 02116	1,106	*

Total	3,702,306	7.6%

*              Less than one percent of the outstanding common stock.

(1)           Brahma Holdings, L.P. is controlled by Vinod Chandran. Mr. Chandran was formerly an employee of Openera, and is currently an employee of NMS.

(2)           Salar L.P. is controlled by Jawad Ayaz. Mr. Ayaz was formerly an employee of Openera, and is currently an employee of NMS.

(3)           Salar Holdings Trust is controlled by Jawad Ayaz. Mr. Ayaz was formerly an employee of Openera, and is currently an employee of NMS.

(4)           Mr. Ayaz was formerly an employee of Openera, and is currently an employee of NMS.

(5)           Mr. Hughes was formerly the President and Chief Executive Officer of Openera and is currently an employee of NMS.

(6)           Ms. Groves was formerly the Chief Financial Officer of Openera.

(7)           Edwina Nowicki was formerly an employee of Openera, and is currently an employee of NMS.

(8)           Robert McCarthy was formerly an employee of Openera, and is currently an employee of NMS.

(9)           Mr. Yapp was formerly an employee of Openera, and is currently an employee of NMS.

LEGAL MATTERS

The legality of the common stock being offered by this prospectus will be passed upon for NMS by Choate, Hall & Stewart LLP, Boston, Massachusetts.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. Such reports and other information may be inspected and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street N.E., Room 1580 Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s web site is www.sec.gov. Our SEC filings are also available on our Internet site at www.nmscommunnications.com.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus, which means that we may disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

The documents listed below are incorporated by reference herein:

•      our Annual Report on Form 10-K for the year ended December 31, 2005;

•                  The description of the Company’s Common Stock contained in the Company’s registration statement on Form S-1 (SEC File No. 33-72596) filed with the Commission on December 6, 1993; and

•                  The description of the Series A Junior Preferred Stock Purchase Rights attached to each share of the Company’s common stock contained in the Restated Rights Agreement, dated as of December 23, 1998 between the Company and State Street Bank and Trust Company, as Rights Agent, attached as Exhibit 1 to the Company’s Registration Statement on Form 8-A (SEC File No. 0-23282) filed with the Commission on January 25, 1994.

All reports and other documents that we file after April 10, 2006 pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of the filing of the report or document.

We will provide you a copy of any or all of the information that has been incorporated by reference herein but not delivered with this prospectus, upon your written or oral request at no cost. Please contact Dianne L. Callan, Vice President and General Counsel, at our principal executive offices located at 100 Crossing Boulevard, Framingham, Massachusetts 01702. Our telephone number is (508) 271-1000.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses in connection with the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Item	Amount
Securities and Exchange Commission registration fee	$1,473.67
Printing and EDGAR formatting fees and expenses	$1,500.00
Accounting fees and expenses	$4,000.00
Legal fees and expenses	$10,000.00
Total	$16,973.67

We will bear all expenses shown above, and the selling stockholders will not bear any portion of these expenses.

Item 15. Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation law, as amended (the “DGCL”), the registrant’s Fourth Restated Certificate of Incorporation, as amended, provides that the registrant’s directors shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it now exists or as it may be amended. As of the date of this prospectus, the DGCL permits limitations on liability for a director’s breach of fiduciary duty other than liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the registrant’s bylaws provide that the registrant shall indemnify all directors, officers, employees and agents of the registrant for acts performed on behalf of the registrant in such capacity to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

In addition, the registrant maintains directors and officers liability insurance.

Item 16. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 17. Undertakings.

(a)           The registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in

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the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)           for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized in Framingham, Massachusetts on April 10, 2006.

NMS COMMUNICATIONS CORPORATION

By:	/s/ Robert P. Schechter
Robert P. Schechter
Chief Executive Officer, President and Chairman of the
Board of Directors
(Principal Executive Officer)

Power of Attorney and Signatures

Know all by these presents, that each individual whose signature appears below constitutes and appoints Robert P. Schechter, Herbert Shumway, Dianne L. Callan and Paul J. Deeley, Jr., jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert P. Schechter	Chief Executive Officer, President and	April 10, 2006
Robert P. Schechter	Chairman of the Board of Directors (Principal Executive Officer)

/s/ Herbert Shumway	Senior Vice President of Finance and	April 10, 2006
Herbert Shumway	Operations and Chief Financial Officer (Principal Financial Officer)

/s/ Paul J. Deeley, Jr.	Vice President and Controller	April 10, 2006
Paul J. Deeley, Jr.	(Principal Accounting Officer)

/s/ Ronald White	Director	April 10, 2006
Ronald White
/s/ W. Frank King	Director	April 10, 2006
W. Frank King
/s/ Pamela D.A. Reeve	Director	April 10, 2006
Pamela D.A. Reeve
/s/ Ofer Gneezy	Director	April 10, 2006
Ofer Gneezy
/s/ William Foster	Director	April 10, 2006
William Foster

EXHIBIT INDEX

Exhibit No.	Description

4.1*

Restated Rights Agreement, dated as of December 23, 1998 between the Company and State Street Bank and Trust Company, as Rights Agent (incorporated by reference to Exhibit 1 of the Company’s Registration Statement on Form 8-A (SEC File No. 0-23282) filed with the Commission on January 25, 1994).

2.2*

Agreement and Plan of Merger dated as of February 13, 2006 by and among the Registrant, Openera Technologies, Inc. and the other parties thereto (incorporated by reference to the Registrant’s Form 8-K filed February 17, 2006).

5.1	Opinion of Choate, Hall & Stewart LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Choate, Hall & Stewart LLP (Included in Exhibit 5.1)

24.1	Power of Attorney (Included in signature page)

*              Previously filed.